EXHIBIT 3.1

                          ARTICLES OF INCORPORATION OF

                           Brilliant Sun Industry Co.

      Fax Audit # (((H99000010659 3))) ARTICLES OF INCORPORATION OF Brilliant Sun Industry Co.

ARTICLE I - NAME, PRINCIPAL OFFICE AND MAILING ADDRESS

The name of this corporation is Brilliant Sun Industry Co. and the principal office and mailing address of this corporation is 2503 W. Gardner Ct. Tampa Fl 33611.

ARTICLE II - PURPOSE
This corporation is organized to include the transaction of any or all lawful business for which corporations may be incorporated under Chapter 607, Florida Statutes (1975) as presently enacted and as it may be amended from time to time.

ARTICLE III - INCORPORATOR AND REGISTERED AGENT
The address of the registered agent and incorporator of this corporation is 2503
W. Gardner Ct. Tampa Fl 33611, and the name of the registered agent and incorporator is Michael T. Williams.

ARTICLE IV - ELECTION OF BOARD OF DIRECTORS
Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

ARTICLE IV - CAPITAL STOCK
This corporation is authorized to issue 50,000,000 shares of no par value common stock, which shall be designated as "Common Shares" and Twenty Million shares of no par value preferred stock, which shall be designated as "Preferred Shares." The Preferred Shares may be issued in such series and with such rights, privileges, and preferences as determined solely by the Board of Directors.

ARTICLE  VI  -  AFFILIATED   TRANSACTIONS  /  CONTROL  SHARE   ACQUISITIONS  The
Corporation  expressly  elects  not to be  governed  by  Sections  607.0901  and
607.0902 of the Florida Enterprise Corporations Act, relating to affiliated transactions and control share acquisitions, respectively.

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I hereby accept the appointment as Registered Agent and agree to act in this capacity.

/s/  Michael T. Williams                  May 4, 1999
Signature/Registered Agent                Date

/s/  Michael T. Williams                  May 4, 1999
Signature/Incorporator              Date
Prepared By: Michael T. Williams, Esq. 2503 W. Gardner Ct. Tampa FL 33611 Florida Bar: 300322 Phone and Fax: 813.831.9348 Fax Audit # (((H99000010659